                                                                     EXHIBIT 4.2

                               FIRST AMENDMENT TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


        THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of July 31, 2002, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (the "Lender"), VITA FOOD PRODUCTS, INC., a Nevada corporation ("Vita"), and VIRGINIA HONEY COMPANY, INC., a Virginia corporation ("Virginia Honey") (Vita and Virginia Honey are collectively hereinafter referred to as the "Borrowers" and each individually a "Borrower").

                              W I T N E S S E T H:

        WHEREAS, Borrowers and Lender entered into an Amended and Restated Loan and Security Agreement dated as of August 15, 2001 (the "Credit Agreement"); and

        WHEREAS, Borrowers have requested certain modifications to the Credit Agreement; and

        WHEREAS, Lender is willing to grant such modifications on the terms and conditions contained herein;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, it is hereby agreed as follows:

        1. The recitals hereinabove contained shall form a part of this Amendment and this Amendment shall be construed in the light thereof. All capitalized terms contained herein and not otherwise defined shall have the same meaning as contained in the Credit Agreement.

        2. Section 1.4 of the Credit Agreement is deleted in its entirety and replaced with the following:

                1.4 "Adjusted EBITDA" means, with respect to the Borrowers for any period, the consolidated net income (or loss) of the Borrowers on a consolidated basis for such period, excluding (a) any gains from Asset Sales, (b) any extraordinary gains and (c) any gains from discontinued operations, plus, to the extent deducted in determining such consolidated net income, (i) interest expense (including but not limited to imputed interest on capitalized leases), (ii) income tax expense,
        (iii) depreciation and (iv) amortization for such period.

        3. Section 1.7 of the Credit Agreement is deleted in its entirety and replaced with the following:

                1.7 "Applicable Margin" means: (a) with respect to Prime Rate Loans and with respect to LIBOR Rate Loans, the applicable LIBOR margin or Prime Rate margin in effect from time to time, determined based upon the applicable ratio of Funded Debt to Adjusted EBITDA then in effect pursuant to the appropriate column under the table below:

                               Revolving
Funded Debt to                   LIBOR        Revolving Prime     Term LIBOR         Term Prime
Adjusted EBITDA                  Margin         Rate Margin          Margin          Rate Margin
----------------               ----------     ---------------     -----------        ------------
Greater than 2.90 to 1.0          2.65%            -.10%             3.10%              .20%
(LEVEL III)

2.40 to 1.0 or greater,
but less than or equal to         2.40%            -.35%             2.75%             -.05%
2.90 to 1.0 (LEVEL  II)

Less than 2.40 to 1.0             2.15%            -.60%             2.45%             -.30%
(LEVEL  I)


        The Applicable Margin shall be adjusted from time to time upon delivery to the Lender of the annual and semiannual financial statements required to be delivered pursuant to Sections 10.1(D) (i) and (ii) hereof accompanied by a written calculation of the Funded Debt to Adjusted EBITDA Ratio certified by a chief financial officer as of the end of the fiscal period for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then one (1) Business Day after the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if Borrowers shall fail to deliver any such financial statements for any such fiscal period by the date required pursuant to Sections 10.1(D) (i) and (ii), then, effective as of the first Business Day following the end of the fiscal period for which such financial statements were to have been delivered, and continuing through the date which is one (1) Business Day after the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything to the contrary above, Subject to Sections 2.5 and 2.10 below, until at least April 1, 2003, the Applicable Margin shall be fixed at the Level II margins.

        4. Section 1.61 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

        1.61 "Revolving Loan Commitment" shall mean (i) $7,000,000 from and including August 1 up to and including January 31 of each calendar year, and (ii) $5,000,000 from and including February 1 up to and including July 31 of each calendar year.

        5. Section 1.63 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

        1.63 "Revolving Loan Termination Date" shall mean July 31, 2004.

        6. Section 4.2(C) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                (C) Prepayments. Subject to Section 2.12, Borrowers may from time to time voluntarily prepay the Term Loan in whole or in part; provided that the Borrowers shall give the Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the date and amount of prepayment. Concurrently with the receipt by the Borrowers of the aggregate cash proceeds received by the Borrowers from any Asset Sale, Borrowers shall make prepayments of the Term Loan in the amount of such proceeds. All prepayments of the Term Loan shall be applied in the inverse order of maturity to the remaining installments thereof, and no prepayments shall reduce the dollar amount of fixed principal installments required to be paid, until such Term Loan is paid in full.

        7. Section 10.3(A) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

        (A) Maintain a minimum Tangible Net Worth, as determined at the end of each month to be less than the minimum amount specified for such month:

             Testing Period                                       Minimum Amount
             --------------                                      ---------------
             June 2002 through December 2002                      ($1,000,000)
             January 2003 through December 2003                   ($  600,000)
             January 2004 and thereafter                           $  100,000


        8. Effective as of the twelve-month period ending on September 30, 2003,
Section 10.3(B) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                (B) Not permit the ratio of (i) Adjusted EBITDA for the previous twelve months (minus, for such period (1) all internally funded Capital Expenditures, (2) dividends and distributions, and (3) the amount of taxes actually paid in cash) to (ii) Total Debt Service for the previous twelve months to be less than 1.15 to 1.00, as tested at the end of each month.

        9. Section 10.3(C) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                (C) Not make more than $1,400,000 of Capital Expenditures in any fiscal year.

        10. The Revolving Note is amended and restated in its entirety by the Replacement Revolving Note, a copy of which is attached hereto as Schedule 1, and all references to the

Revolving Note contained in the Credit Agreement shall mean and be references to said Replacement Revolving Note.

        11. Borrower agrees to execute and deliver to Lender this Amendment, the Replacement Revolving Note, and such additional documents, including financing statements, as may be necessary to effectuate the purpose of this Amendment.

        12. Borrower shall pay to Lender the reasonable legal fees and expenses of counsel incurred in connection with the preparation of this Amendment and related documentation.

        13. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges, and mortgages heretofore, under this Amendment, or hereafter granted to Lender, including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement, and all other supplements to the Credit Agreement, extend to and cover all of the obligations of Borrower to Lender, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges, and mortgages are hereby ratified, reaffirmed, confirmed and approved.

        14. Borrower represents and warrants to Lender that (i) it has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder, (ii) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies, and (iii) all representations and warranties of Borrower contained in the Credit Agreement, as amended, and all other agreements, instruments and other writings relating thereto, are true, correct and complete as of the date hereof.

        15. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

        16. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

        17. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

        18. This Amendment was executed and delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (without regard to conflicts of law provisions) of the State of Illinois.

            (THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK)

        IN WITNESS WHEREOF, this First Amendment to Amended and Restated Loan and Security Agreement has been duly executed as of the day and year specified at the beginning hereof.



                                       VITA FOOD PRODUCTS, INC., a  Nevada
                                       corporation

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       VIRGINIA HONEY COMPANY, INC., a Virginia corporation

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       AMERICAN NATIONAL BANK AND TRUST
                                       COMPANY OF CHICAGO

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                   SCHEDULE 1


                           REPLACEMENT REVOLVING NOTE

$7,000,000                                                as of July 31, 2002
                                                               Chicago, Illinois

        FOR VALUE RECEIVED, VITA FOOD PRODUCTS, INC., a Nevada corporation and VIRGINIA HONEY COMPANY, INC., a Virginia corporation (collectively the "Borrowers" and each individually a "Borrower"), jointly and severally, hereby promise to pay to the order of AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("Lender"), the principal sum of up to SEVEN MILLION DOLLARS ($7,000,000), or so much thereof as is outstanding on the date this Replacement Revolving Note (this "Note") becomes due, together with interest thereon and any other charges applicable thereto, all as set forth more fully in the Loan Agreement referred to below.

        1. This Note is delivered by Borrowers to Lender pursuant to and in accordance with that certain Amended and Restated Loan and Security Agreement dated as of August 15, 2001 (as the same is being amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of July 31, 2002, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the "Loan Agreement") by and among Borrowers and Lender and to evidence a Revolving Loan (this term and all other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement) made by Lender to Borrowers in the principal amount of this Note. Reference is hereby made to the Loan Agreement, the terms and conditions of which are incorporated herein by reference as fully and with the same effect as if set forth herein at length.

        2. Interest shall accrue on the outstanding principal balance of the Revolving Loan at the rates and upon the terms set forth in the Loan Agreement. All payments of principal and interest due under this Note shall be made in accordance with the applicable provisions of the Loan Agreement.

        3. This Note is entitled to the benefit of certain collateral security, all as more fully set forth in the Loan Agreement.

        4. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, in the Loan Agreement and in the other Ancillary Agreements are cumulative and concurrent, and may be pursued singly, successively or together against either Borrower and any other security given at any time to secure the repayment hereof, all at the sole discretion of the holder hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Borrowers jointly and severally promise and agree to pay all costs of collection, including, without limitation, reasonable attorneys' fees, fees of expert witnesses and court costs.

        5. Each Borrower hereby (i) waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (ii) waives any and all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder; (iii) waives any and all lack of diligence and delays in the enforcement of the payment hereof; (iv) agrees that the liability of each Borrower shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Lender with respect hereto; (v) consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (vi) consents to the addition of any and all other makers, endorsers, guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agrees that the addition of any such makers, endorsers or other obligors, or security shall not affect the liability of either Borrower for all or any part of the obligations evidenced hereby.

        6. The Revolving Loan evidenced by this Note is a business loan which comes within the purview of Section 205/4, paragraph (1)(c) of Chapter 815 of the Illinois Compiled Statutes, as amended. Borrowers agree that the obligation evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.

        7. Time is of the essence hereof.

        8. This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Illinois without regard to its conflicts of law provisions. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

        9. The obligations and liabilities of each Borrower under this Note shall be binding upon and enforceable against each Borrower and its successors and assigns. This Note shall inure to the benefit of and may be enforced by Lender, its successors and assigns.

        10. In the event that any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrowers and Lender shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Note and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

        11. This Note amends, extends, re-evidences and restates the obligations and loan balances contained in that certain Revolving Note dated as of August 15, 2001, in the original principal amount of $7,000,000, payable by the Borrowers to the order of the Lender. Nothing contained herein shall be construed as a novation of the foregoing obligation, all of which is re-evidenced and restated hereby.

        IN WITNESS WHEREOF, Borrowers have executed this Replacement Revolving Note as of the day and year first written above.

                                             VITA FOOD PRODUCTS, INC., a Nevada
                                             corporation

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------


                                             VIRGINIA HONEY COMPANY, INC., a
                                             Virginia corporation

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------